SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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                             LaserSight Incorporated
                (Name of Registrant as Specified In Its Charter)

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                             LASERSIGHT INCORPORATED
                              12161 Lackland Road
                           St. Louis, Missouri 63146




Feb. 12, 1998




Dear LaserSight Stockholder:

You recently  received  detailed  proxy  material prior to the Feb. 27th special
meeting  for  stockholders,   and  enclosed  for  your  review  is  supplemental
information regarding the closing of our $7.5 million transaction with Nidek.

Your vote for all three proposals is critical to your investment and to the future of LaserSight, primarily due to the business value of the company's intellectual property. You may recall that when we purchased the IBM patents last August, we had indicated that the funding agreement established with the holders of the Series B Preferred Stock would require your approval/vote at an appropriate time thereafter. Your positive votes for the Feb. 27 meeting are the critical steps we need.

Passing Proposals #1 and # 2 would allow us to move onward with our business plan. Completing this major IBM-related project will be one of our most important milestones.

We need your Yes vote on all of the proposals to prevent the Preferred Shareholders from obtaining the right to force LaserSight to buy back their stock at a premium price. Such a buyback would cripple the company, just as we are picking up momentum. We appreciate your support.

Sincerely,


/s/ Michael R. Farris

Michael R. Farris
President and Chief Executive Officer

Enclosure

                             LASERSIGHT INCORPORATED
                              12161 Lackland Road
                           St. Louis, Missouri 63146

                                    _________

              SUPPLEMENT DATED FEBRUARY 13, 1998 TO PROXY STATEMENT
                                    ________

                         SPECIAL MEETING OF STOCKHOLDERS

                         To be held on February 27, 1998

To our Stockholders:

     We have previously mailed a copy of our proxy statement dated January 30, 1998 (the "Proxy Statement") to all of our stockholders of record as of January 16, 1998. The Proxy Statement relates to the Special Meeting of Stockholders of LaserSight Incorporated ("LaserSight") to be held at the Sheraton Plaza Hotel, 900 West Port Plaza, St. Louis, Missouri 63146, on February 27, 1998 at 10:00 a.m., local time. This Supplement is to tell you about the following recent developments:

Closing of Nidek Patent Transaction

     On February 10, 1998, LaserSight closed its transaction (the "Nidek Transaction") with Nidek Co., Ltd., a Japanese surgical and diagnostic products company ("Nidek"). The Closing resulted on Nidek's payment of $7.5 million in cash (of which $200,000 was withheld for the payment of Japanese taxes) in exchange for LaserSight's grant to Nidek of certain rights in certain of the patents that LaserSight acquired from International Business Machines Corporation (the "IBM Patents") in August 1997 with the proceeds of LaserSight's private offering of the Series B Preferred Stock. (This sale of Series B Preferred Stock is one of the items that stockholders are being asked to approve at the Special Meeting.) The Nidek Transaction brings to approximately $11.9 million the total amount of lump-sum and periodic cash payments (before transaction expenses and witholding taxes) that LaserSight has received to date as a result of its acquisition of the IBM Patents.

     LaserSight  continues  to hold the  following  rights  relating  to the IBM
Patents:

     o A nonexclusive license to use (subject to the payment of a per unit royalty) the Non-U.S. Patents in the ophthalmic field in all countries that issued them.

     o An exclusive to use and sublicense the Non-U.S. Patents in all fields other than the ophthalmic, cardiovascular and vascular areas (subject to a 2% royalty in certain countries).

     o The ownership of the IBM Patents issued in the United States, subject to non-exclusive licenses granted to Nidek and five ophthalmic laser system producers (including Visx, Summit Technology and Autonomous Technologies) and to an exclusive license to use the IBM Patents in the vascular and cardiovascular fields.

     o The right to receive royalties from Visx and Summit Technology equal to 2% of their U.S. revenue from the sale of laser systems that rely on the IBM Patents.

LaserSight's management believes that these rights offer LaserSight substantial future opportunity.

Agreement with the Series B Preferred Holders

     In exchange for the consent of the holders of its Series B Preferred Stock that LaserSight had to obtain to be able to complete the Nidek Transaction, LaserSight entered into the following agreement with its preferred stockholders:

     o   LaserSight  deposited  $4.2  million  of the  proceeds  from the  Nidek
         Transaction into a blocked account for the exclusive benefit of the holders of the Series B Preferred Stock. (The $3.1 million remainder of the $7.3 million of proceeds that LaserSight received in connection with the Nidek Transaction is available for its general corporate purposes after payment of expenses estimated at $100,000.)

     o The preferred stockholders received an option to sell to LaserSight shares of Series B Preferred Stock with an aggregate face amount of up to $3,510,000 at any time or times during the 150-day period between February 10 and July 10, 1998. (This option does not affect the right of the preferred stockholders to convert their shares into Common Stock at a price equal to the average of the three lowest closing bid prices of the Common Stock during the 20 (or under certain circumstances 30) trading days preceding a conversion date.)

     o LaserSight received an option to buy from the preferred stockholders the same amount of Series-B Preferred Stock at any time or times during the 60-day period between May 12 and July 10, 1998.

     o The purchase price under both purchase options is 120% of the face amount of the Series B Preferred Stock to be purchased. Thus, if the purchase options were exercised by the preferred stockholders and/or LaserSight as to all $3,510,000 face amount of Series B Preferred Stock covered by the options, the aggregate purchase price would be $4,212,000. (This amount includes some additional funds already in the blocked account.)

     o The due date for LaserSight's payment of approximately $309,000 to certain of the preferred stockholders as a result of a two-month delay in the effectiveness of a registration statement covering the resale of Common Stock issuable upon the conversion of the Series B Preferred Stock and the exercise of related warrants was extended from February 2 to March 4, 1998.

                                     * * * *

     If you have not yet signed and returned your proxy card, or if you have done so, but want to change your voting instructions, please sign and return the enclosed proxy card as soon as possible. Your latest dated proxy will be the one counted. You can also vote in person by written ballot at the Special Meeting of Stockholders on February 27, 1998.


February 13, 1998


                          YOUR VOTE IS VERY IMPORTANT!

                     IF YOU HAVE ANY QUESTIONS, PLEASE CALL
                        KISSELL-BLAKE AT (800) 554-7733.